Exhibit 99.1

Bazaarvoice Reaches Settlement with DOJ in Antitrust Litigation

Stipulation and Order would resolve antitrust claims relating to acquisition of PowerReviews

AUSTIN, Texas, April 24, 2014 — Bazaarvoice, Inc. (Nasdaq: BV) today announced that it has entered into a settlement with the U.S. Department of Justice (“DOJ”) that would resolve the DOJ’s claims in the antitrust action challenging Bazaarvoice’s 2012 acquisition of PowerReviews. In consideration of the decision issued by the Court on January 8, 2014, the parties have provided to the U.S. District Court for the Northern District of California (the “Court”) a Stipulation and Order, including the terms of a Second Amended Proposed Final Judgment.

Under the terms of the Stipulation and Order, Bazaarvoice is required to divest all assets of the PowerReviews business, a process that was initiated on April 8, 2014, through a non-binding letter of intent (LOI) whereby Viewpoints, LLC would acquire the Bazaarvoice subsidiary that holds substantially all assets of PowerReviews. Bazaarvoice will also comply with additional provisions designed to ensure a prompt divestiture of assets and a smooth transition of services. The complete Stipulation and Order will be available on the DOJ Antitrust Division’s website.

Once the Stipulation and Order is approved and entered by the Court, Bazaarvoice intends to complete negotiations with Viewpoints, including completion of due diligence and execution of a definitive agreement. While there can be no assurance that the proposed transaction with Viewpoints will be completed, the transaction is expected to close within the first quarter of Bazaarvoice’s 2015 fiscal year ending July 31, 2014, provided that Bazaarvoice receives the necessary approvals, including the Court’s entry of the Proposed Final Judgment and consent of the divestiture agreement.

“From the outset of this process, we have made a sustained effort to ultimately resolve this matter with the best possible outcome for our clients, shareholders, and employees,” said Gene Austin, CEO and president, Bazaarvoice. “Today’s settlement is a result of our ongoing dialogue with the DOJ and we are happy to have brought this litigation to a conclusion. Over the next few months, we will work to fulfill our obligations under this settlement agreement and focus our full attention on furthering the operational improvements underway across our organization, delivering new innovations to our clients, and championing the best practices and policies for authentic user-generated content.”

As required by the Tunney Act, the proposed settlement, along with the DOJ’s competitive impact statement, will be published in the Federal Register. Any person may submit written comments concerning the proposed settlement during a 60-day comment period to James J. Tierney, Chief, Networks & Technology Enforcement Section, Antitrust Division, U.S. Department of Justice, 450 Fifth Street, N.W., 7th Floor, Washington, D.C. 20530. At the conclusion of the 60-day comment period, the U.S. District Court in the Northern District of California may approve the proposed settlement upon finding that it is in the public interest.

About Bazaarvoice

Bazaarvoice is a network that connects brands and retailers to the authentic voices of people where they shop. Each month, more than 400 million people view and share authentic opinions, questions and experiences about 70 million products in the Bazaarvoice network. The company’s technology platform amplifies these voices into the places that influence purchase decisions. Network analytics help marketers and advertisers provide more engaging experiences that drive brand awareness, consideration, sales and loyalty. Headquartered in Austin, Texas, Bazaarvoice has offices across North America, Europe and Asia-Pacific. For more information, visit http://www.bazaarvoice.co.uk read the blog at www.bazaarvoice.com/blog, and follow on Twitter at www.twitter.com/bazaarvoice.

Forward-looking Statements

This press release contains forward-looking statements regarding the approval of the Settlement Agreement, completion of negotiations with Viewpoints, and implementation of the divestiture. Among the factors that could cause actual results to differ from our current expectations are the decision by the Court, the actual terms agreed to between Bazaarvoice and Viewpoints in a sale agreement, and the DOJ’s response to those final terms.

Media Contact:	Investor Contact:
Matt Krebsbach	Linda Wells
Bazaarvoice, Inc.	Bazaarvoice, Inc.
512-551-6612	415-489-6045
matt.krebsbach@bazaarvoice.com	linda.wells@bazaarvoice.com

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